Exhibit 10.1

Mutual Consent to Extend Employment Term

In connection with that certain Amended and Restated Employment Agreement between Kensey Nash Corporation and Joseph W. Kaufmann, entered into as of January 1, 2009 (the “Agreement”), the parties thereto (1) acknowledge that the term of the Agreement will automatically expire on June 27, 2010, if not extended, and (2) mutually agree to extend the term of the Agreement to June 27, 2012, pursuant to Section 3(a) of the Agreement. Such extension of the employment term shall become effective on June 27, 2010, provided that the employment term is not terminated earlier pursuant to Section 3(a) of the Agreement. Except to the extent necessary to give effect to the foregoing extension, the Agreement will otherwise remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, as parties to the Agreement, have caused this Mutual Consent to be executed as of the 16th day of March, 2010. This Mutual Consent may be executed in counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

Executive	Kensey Nash Corporation

/s/ Joseph W. Kaufmann	By:	/s/ C. McCollister Evarts, M.D
Joseph W. Kaufmann	Name:	C. McCollister Evarts
	Title:	Chairman of the Compensation Committee of the Board of Directors